Exhibit 99.1

             Pacific Energy Partners, L.P. Announces Fourth Quarter
                             2003 Financial Results

    LONG BEACH, Calif.--(BUSINESS WIRE)--Jan. 27, 2004--Pacific Energy Partners, L.P. (NYSE:PPX) announced net income for the three months ended December 31, 2003, of $7.6 million, or $0.30 per basic and diluted limited partner unit, compared to $6.4 million, or $0.30 per basic and diluted limited partner unit, in the corresponding period of 2002. The results of operations for the fourth quarter of 2003 reflect the operating results of the Pacific Terminals storage and terminaling system assets, which were acquired on July 31, 2003, as well as improved financial performance of our Rocky Mountain pipelines. The income generated by Pacific Terminals was partially offset by lower volumes and revenue from our West Coast pipelines.
    For the twelve months ended December 31, 2003, net income was $26.2 million, or $1.15 per basic limited partner unit ($1.14 per diluted limited partner unit), compared to $33.6 million in the corresponding period of 2002. The Partnership completed its initial public offering in July 2002; therefore there is no comparable per unit calculation for 2002. The additional income generated by the Pacific Terminals storage and terminaling system assets and the Rocky Mountain pipeline assets acquired March 1, 2002 was more than offset by a combination of lower West Coast pipeline volumes, and increased expenses. The increased expenses include increased depreciation expense resulting from the acquisitions completed in 2002 and 2003, increased general and administrative expense reflecting our growth and becoming a public company in July 2002, and increased interest expense associated with our post-IPO capital structure.
    On January 20, 2004, the Partnership declared a quarterly cash distribution for the fourth quarter of 2003 of $0.4875 per unit. The distribution will be paid on February 13, 2003, to unitholders of record as of January 30, 2004. Distributable cash flow for the three months ended December 31, 2003 was $12.6 million; weighted average units outstanding were 24.9 million.
    "We are very pleased with our first full year as a public company, including the acquisition and successful integration of the Pacific Terminals storage and terminaling system assets. These assets, which were acquired in July 2003, have made a significant contribution to our revenue and income in the short time since we completed the acquisition," said Irvin Toole, Jr., President and CEO. "In December 2003, we completed the refurbishment of a 450,000 barrel tank, increasing Pacific Terminals' leasable storage capacity to 6.7 million barrels, and we continue to work on other improvements including the refurbishment of a 76,000 barrel tank that will further increase our leasable capacity."
    Mr. Toole added, "We are also undertaking a $3 million expansion of our pipelines serving Salt Lake City by establishing a new delivery connection from Frontier Pipeline to the partnership's Salt Lake City Core System. This connecting facility will increase delivery capacity to Salt Lake City refineries by approximately 9,000 barrels per day. Existing pipelines into Salt Lake City are currently prorated, or limited by capacity, during the summer season. We are committed to keeping pace with growing demand for crude oil in this region and believe this new connection will be placed in service in May 2004."
    Mr. Toole continued, "We expect net income for 2004 to be in the range of $1.30 to $1.40 per limited partner unit, and we are forecasting net income for the first quarter of 2004 to be in the range of $0.26 to $0.30 per unit. Revenue is typically lower in the first quarter due to reduced throughput on our West Coast and Rocky Mountain pipelines. The reduced throughput is a result of normal refinery maintenance at the Los Angeles Basin refineries and lower winter season refining runs at Rocky Mountain area refineries. In addition, as previously reported, Shell Oil Company announced that it will close its Bakersfield, California refinery by October 1, 2004. When the refinery shuts down, the crude oil it currently refines is expected to be redistributed to refineries in the Los Angeles Basin as well as those in Northern California. Although there is no assurance as to how the volumes will be redistributed or the timing of the Bakersfield refinery shutdown, based on historical refinery crude oil demand and patterns of distribution, we believe that this closure will result in a net increase in volumes shipped on the Partnership's pipelines beginning in the fourth quarter of 2004."

    OPERATING RESULTS BY SEGMENT

    WEST COAST OPERATIONS

    Operating income was $11.9 million for the three months ended December 31, 2003 compared to $9.1 million in the corresponding period in 2002. This 31% increase was primarily due to the income earned by Pacific Terminals, which acquired the EPTC storage and terminaling assets on July 31, 2003, but was partially offset by lower revenues due to reduced pipeline volumes. Pipeline volumes for the three months ended December 31, 2003 were nine percent lower compared to the corresponding period in 2002 due to increased light crude oil refinery runs at the Bakersfield area refineries, maintenance downtime on certain outer continental shelf ("OCS") production facilities, and expected OCS and San Joaquin Valley ("SJV") production declines, all of which combined to reduce the volume of crude oil available for delivery to refineries in the Los Angeles Basin. Refinery maintenance downtime also reduced pipeline volumes.
    For the twelve months ended December 31, 2003, West Coast operating income was $42.7 million compared to $38.3 million in the corresponding period in 2002. Five months of income from our Pacific Terminals storage and terminaling assets contributed to this increase in operating income. Lower pipeline operating expenses also contributed to the improvement; however, volumes on the West Coast pipelines were seven percent lower for the year as a result of the reasons discussed above in addition to refinery maintenance during the early part of the year.

    ROCKY MOUNTAIN OPERATIONS

    Operating income was $3.5 million for the three months ended December 31, 2003, compared to $4.4 million in the corresponding period in 2002. During the fourth quarter of 2003, Frontier Pipeline Company, which is 22.22% owned by a subsidiary of the Partnership, settled two tariff rate related matters, reducing the Partnership's share of Frontier's income by $0.4 million. Refinery maintenance in the fourth quarter of 2003 impacted crude runs in the Salt Lake City area and resulted in lower volumes transported on AREPI and Frontier, but this impact was offset by increased Western Corridor volumes. Major maintenance expenses were greater in 2003's fourth quarter.
    For the twelve months ended December 31, 2003, operating income was $14.2 million compared to $13.5 million in the corresponding period in 2002. The 2002 period included only ten months of results for the Western Corridor and Salt Lake City Core systems, which were acquired on March 1, 2002. In addition, the 2002 period included significant transition costs that were partly offset in 2003 by higher major maintenance expense. Refinery maintenance, particularly in the first part of 2003, resulted in reduced throughput to Salt Lake City through our various systems.

    CAPITAL EXPENDITURES

    Capital expenditures were $10.8 million for the twelve months ended December 31, 2003, of which $2.1 million was for sustaining capital projects. Profit generating capital expenditures totaled $8.3 million, including $5.3 million for the Pier 400 project. Pier 400 is a deep-water petroleum import terminal at the Port of Los Angeles that the Partnership is in the early stages of developing. Transition capital expenditures, principally for the Pacific Terminals storage and terminaling system assets, were $0.4 million. During 2004, we expect capital expenditures to total approximately $16 million, including up to $5 million for Pier 400, $7 million for other profit generating capital projects, $1 million for transition capital projects and $3 million for sustaining capital projects.

    We will host a conference call at 2:00 p.m. EST on Wednesday, January 28, 2004, to discuss the results of the fourth quarter and full year 2003, as well as our outlook for 2004. Please join us at www.PacificEnergyPartners.com for the live broadcast. The call, with questions and answers, will continue to be available on our web site following the live discussion.
    Pacific Energy Partners, L.P. is a Delaware limited partnership headquartered in Long Beach, California. Pacific Energy Partners is engaged principally in the business of gathering, transporting, storing and distributing crude oil and other related products in California and the Rocky Mountain region. Pacific Energy Partners generates revenues primarily by charging tariff rates for transporting crude oil on its pipelines and by leasing capacity in its storage facilities. Pacific Energy Partners also buys, blends and sells crude oil, activities that are complimentary to its pipeline transportation and storage business.

    This news release may include "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included or incorporated herein may constitute forward-looking statements. Although the Partnership believes that the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect the Partnership's operations and financial performance. Among the factors that could cause results to differ materially are those risks discussed in the Partnership's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2002 and the Registration Statement on Form S-3 filed August 1, 2003.



                     PACIFIC ENERGY PARTNERS, L.P.
               Successor to Pacific Energy (Predecessor)

              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                              (Unaudited)
                            (In thousands)

                             For the Three Months      Year Ended
                               Ended December 31,      December 31,
                                2003      2002       2003      2002(1)
                                ----      ----       ----      ----
Operating revenues:
 Pipeline transportation
  revenue                     $25,559   $26,852   $102,279   $103,090
 Storage and terminaling
  revenue                       7,674        --     12,243         --
 Crude oil sales, net of
  purchases                     4,777     4,953     21,293     21,104
    Net revenues               38,010    31,805    135,815    124,194

Expenses:
 Operating                     17,021    14,545     60,649     55,184
 Transition costs                  --       (42)       397      2,633
 General and administrative     3,421     2,991     13,705      7,515
 Depreciation and amortization  5,431     4,208     18,865     15,919
    Total expenses             25,873    21,702     93,616     81,251

Share of net income (loss)
 of Frontier                     (145)      381        996      1,347

Operating income               11,992    10,484     43,195     44,290

Net interest expense           (4,531)   (4,198)   (17,331)   (11,249)
Other income                       93       118        323        533
Net income                     $7,554    $6,404    $26,187    $33,574


Weighted average units outstanding:
 Basic                         24,874    20,930     22,328
 Diluted                       25,095    20,930     22,540


Calculation of unitholders' interest in net income
 for the three months ended December 31, 2003 and 2002 and for the year ended December 31, 2003:

Net income                     $7,554    $6,404    $26,187
 Less: General Partner's
  interest                       (151)     (128)      (524)
 Unitholders' interest in
  net income                   $7,403    $6,276    $25,663
Basic net income per unit       $0.30     $0.30      $1.15
Diluted net income per unit     $0.30     $0.30      $1.14

(1) On July 26, 2002, Pacific Energy Partners, L.P. completed an initial public offering of common units. Net income for the period January 1, through July 25, 2002 (period prior to closing of initial public offering) was $21,757. Net income applicable to July 26, through December 31, 2002 was $11,817 of which $236 relates to the general partner interest and $11,581 relates to the limited partner interest. Net income per limited partner unit for the period July 26, through December 31, 2002 was $0.55 based on weighted average limited partner units outstanding of 20,930.


                     PACIFIC ENERGY PARTNERS, L.P.
               Successor to Pacific Energy (Predecessor)

              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                  AND OPERATING HIGHLIGHTS BY SEGMENT

             Three Months Ended December 31, 2003 and 2002
                              (Unaudited)
                            (In thousands)

                                                   Intersegment
                                          Rocky       and
                            West Coast   Mountain  Intrasegment
                            Operations  Operations Eliminations Total
                                                       (1)
Three Months Ended Dec. 31, 2003:
 Segment revenue:
  Pipeline transportation
   revenue                     $16,723   $10,571   $(1,735)   $25,559
  Storage and terminaling
   revenue                       7,674        --                7,674
  Crude oil sales,
   net of purchases              4,777        --                4,777
  Net revenue                   29,174    10,571               38,010
 Segment expenses:
  Operating expense             13,488     5,268    (1,735)    17,021
  Transition costs                  --        --                   --
  Depreciation and amortization  3,790     1,641                5,431
  Total expenses                17,278     6,909               22,452
 Share of net income
  (loss) of Frontier                --      (145)                (145)
 Operating income              $11,896    $3,517              $15,413
Operating Data (barrels per day, in thousands)
 Line 2000 and Line 63
  pipeline volume                142.1
 Salt Lake City Core system volume          64.3
 Western Corridor system volume             19.6
 AREPI pipeline volume                      42.4
 Frontier pipeline volume                   42.5

Three Months Ended December 31, 2002:
 Segment revenue:
  Pipeline transportation
   revenue                     $17,511   $10,868   $(1,527)   $26,852
  Storage and terminaling
   revenue                          --        --                   --
  Crude oil sales,
   net of purchases              4,953        --                4,953
  Net revenue                   22,464    10,868               31,805
 Segment expenses:
  Operating expense             10,526     5,546    (1,527)    14,545
  Transition costs                  15       (57)                 (42)
  Depreciation and amortization  2,843     1,365                4,208
  Total expenses                13,384     6,854               18,711
 Share of net income
  (loss) of Frontier                --       381                  381
 Operating income               $9,080    $4,395              $13,475
Operating Data (barrels per day, in thousands)
 Line 2000 and Line 63
  pipeline volume                155.9
 Salt Lake City Core system volume          66.4
 Western Corridor system volume             13.5
 AREPI pipeline volume                      45.1
 Frontier pipeline volume                   45.3

(1) Eliminations are required to account for revenue on services provided by one subsidiary to another.


                     PACIFIC ENERGY PARTNERS, L.P.
               Successor to Pacific Energy (Predecessor)

              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                  AND OPERATING HIGHLIGHTS BY SEGMENT

                 Year Ended December 31, 2003 and 2002
                              (Unaudited)
                            (In thousands)

                                                   Intersegment
                                          Rocky       and
                            West Coast   Mountain  Intrasegment
                            Operations  Operations Eliminations Total
                                                       (1)
Year Ended December 31, 2003:
 Segment revenue:
  Pipeline transportation
   revenue                     $68,414   $41,298   $(7,433)  $102,279
  Storage and terminaling
   revenue                      12,243        --               12,243
  Crude oil sales, net
   of purchases                 21,293        --               21,293
  Net revenue                  101,950    41,298              135,815
 Segment expenses:
  Operating expense             46,287    21,795    (7,433)    60,649
  Transition costs                  --       397                  397
  Depreciation and amortization 12,999     5,866               18,865
  Total expenses                59,286    28,058               79,911
 Share of net income
  of Frontier                       --       996                  996
 Operating income              $42,664   $14,236              $56,900
Operating Data (barrels per day, in thousands)
 Line 2000 and Line 63
  pipeline volume                151.0
 Salt Lake City Core system volume(2)       65.7
 Western Corridor system volume(2)          16.7
 AREPI pipeline volume                      41.8
 Frontier pipeline volume                   41.7

Year Ended December 31, 2002:
 Segment revenue:
  Pipeline transportation
   revenue                     $71,126   $37,960   $(5,996)  $103,090
  Storage and terminaling
   revenue                          --        --                   --
  Crude oil sales, net
   of purchases                 21,104        --               21,104
  Net revenue                   92,230    37,960              124,194
 Segment expenses:
  Operating expense             42,536    18,644    (5,996)    55,184
  Transition costs                 141     2,492                2,633
  Depreciation and amortization 11,230     4,689               15,919
  Total expenses                53,907    25,825               73,736
 Share of net income
  of Frontier                       --     1,347                1,347
 Operating income              $38,323   $13,482              $51,805
Operating Data (barrels per day, in thousands)
 Line 2000 and Line 63
 pipeline volume                 162.8
 Salt Lake City Core system volume(2)       70.0
 Western Corridor system volume(2)          15.0
 AREPI pipeline volume                      45.6
 Frontier pipeline volume                   44.4

(1) Eliminations are required to account for revenue on services provided by one subsidiary to another.

(2) Volumes for 2002 represent ten months from the acquisition date of March 1, 2002.


                     PACIFIC ENERGY PARTNERS, L.P.
               Successor to Pacific Energy (Predecessor)

                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)


                                           December 31,  December 31,
                                                  2003          2002
                                            (Unaudited)
                                           -----------   -----------
Assets
Current assets                                 $68,796       $66,071
Property and equipment, net                    567,954       404,842
Investment in Frontier Pipeline Company          8,044         9,175
Other assets                                     6,567         6,950
    Total assets                              $651,361      $487,038
Liabilities and Partners' Capital
Current liabilities                            $49,991       $41,571
Long-term debt                                 298,000       225,000
Other long term liabilities                      7,145         5,200
Undistributed employee long-term incentive plan    738            72
Accumulated other comprehensive loss            (5,608)       (7,375)
Partners' capital                              301,095       222,570
    Total liabilities and partners' capital   $651,361      $487,038


            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (Unaudited)
                            (In thousands)


                            For the Three Months      Year Ended
                              Ended December 31,     December 31,
                               2003      2002      2003       2002
                               ----      ----      ----       ----
Cash flows from operating
 activities:
  Net income                   $7,554   $6,404   $26,187     $33,574
  Depreciation, amortization,
   non-cash employee compensation
   under long-term incentive
   plan and share of net
   income (loss) of Frontier    6,102    4,152    21,096      15,115
  Working capital adjustments  (4,675)   6,522    (4,901)     (2,896)
    Net cash provided by
     operating activities       8,981   17,078    42,382      45,793
Cash flows from investing
 activities:
  Acquisition of pipeline
   and storage assets          (9,801)    (473) (169,740)    (95,669)
  Net additions to
   property and equipment
   and other                   (8,409)  (1,688)  (10,592)     (5,642)
    Net cash used in
     investing activities     (18,210)  (2,161) (180,332)   (101,311)
Cash flows from financing
 activities:
  Proceeds from issuance
   of common units, net            --      498   131,716     151,139
  Capital contribution
   from the general partner        --       --     1,955          --
  Redemption of common units       --       --   (40,780)         --
  Net proceeds
   (repayments) of debt        14,000   (5,300)   73,000      38,367
  Capital contributions
   of members                      --       --        --       8,770
  Distributions to
   partners and members       (12,458)  (7,193)  (42,115)    (23,193)
  Distributions to general
   partner in connection
   with the initial
   public offering                 --       --        --    (105,081)
  Due from related party           --       --        --        (122)
    Net cash provided by
     (used in) financing
      activities                1,542  (11,995)  123,776      69,880

Net increase (decrease) in cash
 and cash equivalents          (7,687)   2,922   (14,174)     14,362
Cash and cash equivalents,
 beginning of period           17,386   20,951    23,873       9,511
Cash and cash equivalents, end
 of period                     $9,699  $23,873    $9,699     $23,873


                     PACIFIC ENERGY PARTNERS, L.P.
               Successor to Pacific Energy (Predecessor)

      RECONCILIATION OF OPERATING INCOME BY SEGMENT TO CONDENSED
                   CONSOLIDATED STATEMENTS OF INCOME
                              (Unaudited)
                            (In thousands)


                             For the Three Months      Year Ended
                               Ended December 31,     December 31,
                                2003      2002      2003       2002
                                ----      ----      ----       ----
Operating income by segment:
 West Coast                   $11,896   $9,080    $42,664   $38,323
 Rocky Mountain                 3,517    4,395     14,236    13,482
                               15,413   13,475     56,900    51,805
General expenses and other
 income/(expense):(1)
  General and administrative
   expense                     (3,421)  (2,991)   (13,705)   (7,515)
  Net interest expense         (4,531)  (4,198)   (17,331)  (11,249)
  Other income                     93      118        323       533
Net income                     $7,554   $6,404    $26,187   $33,574


               CALCULATION OF DISTRIBUTABLE CASH FLOW(2)
                              (Unaudited)
                            (In thousands)

                                     For the Three Months  Year Ended
                                       Ended December 31, December 31,
                                           2003      2002     2003(3)
                                           ----      ----     ----

Net income                                $7,554   $6,404   $26,187
 Plus: depreciation and amortization       5,431    4,208    18,865
 Plus: amortization of debt issue costs      284      253     1,029
 Plus: non-cash employee compensation
  under long-term incentive plan             194       72     2,199
 Less: sustaining capital expenditures      (867)    (753)   (2,149)
Distributable Cash Flow                   12,596   10,184    46,131
 Less: General Partner's interest           (252)    (202)     (923)
 Unitholders' interest
  in Distributable Cash Flow             $12,344   $9,982   $45,208

(1) General and administrative expenses, net interest expense and other income are not allocated among the West Coast and Rocky
    Mountain operations.

(2) Distributable Cash Flow provides additional information for evaluating our ability to make the minimum quarterly distribution and is presented solely as a supplemental measure. You should not consider Distributable Cash Flow as an alternative to net income, income before taxes, cash flow from operations, or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. Our Distributable Cash Flow may not be comparable to similarly titled measures of other entities. Additional information regarding distributable cash flow is included in our current report on Form 8-K filed on January 28, 2004.

(3) On July 26, 2002, Pacific Energy Partners, L.P. completed an initial public offering of common units. Accordingly, distributable cash flow is not presented for the year ended
    December 31, 2002.



    CONTACT: Pacific Energy Partners, L.P.
             Thomas L. Lambert, 562-728-2871
             Fax: 562-728-2881